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                                                                  Exhibit 3.3

                           ATHENA MEDICAL CORPORATION

                    Amendment to Bylaws Effective May 18, 1995:

                                 ARTICLE III

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 [new]                         AUDIT COMMITTEE

    Section 14. There shall be a standing committee of the Board of Directors known as the Audit Committee. The Audit Committee shall be comprised of three members of the Board of Directors, a majority of whom shall not be officers, employees or consultants of the corporation or any subsidiary of it, and who do not have any relationship with the corporation or its management which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of an Audit Committee member.

    The Audit Committee shall assist the Board of Directors in fulfilling its responsibilities for the corporation's accounting and financial reporting practices, and provide a channel of communication between the Board and the corporation's independent auditors. To accomplish the foregoing purpose, the Audit Committee shall:

    (a) Recommend to the Board of Directors which firm to appoint as the corporation's independent auditors, and whether to change such appointment or relationship;

    (b) Review the independent auditors' compensation and proposed terms of engagement;

    (c) Meet and review with the independent auditors, the corporation's chief financial officer and other appropriate corporate officers, matters relating to financial reporting and accounting procedures and policies, adequacy of financial, accounting and operating controls, and the scope of the independent auditors' audit;

    (d) Review the results of the independent auditors' audit, including any qualifications to the auditors' opinion, any management letters and management's responses to recommendations by the independent auditors in connection with the audit;

    (e) Review with the independent auditors and management any registration statement filed by the corporation in connection with the public offering or other sale of its securities;

    (f) Consider and recommend to the Board of Directors major changes and questions of choice regarding the appropriate auditing and accounting principles and practices to be followed when preparing the corporation's financial statements;

    (g) Report to the Board of Directors on the results of the Audit Committee's activities, and make recommendations to the Board with respect to financial reporting and accounting practices and policies, and financial, accounting and operational controls and safeguards;

    (h) Conduct, as the need arises, a review of all potential conflict of interest situations and transactions involving the corporation and any director, officer, employee, affiliate or other person; and

    (i) Have such other powers and perform such other duties as the Board may from time to time assign to it.